Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Inspira Technologies Oxy B.H.N. Ltd.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation	Amount Registered (1)(2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Ordinary Shares, no par value per share (3)	Rule 457(c) and 457(h)	2,997,671	$1.88	$5,635,621.48	$0.00014760	$831.82
	Total Offering Amounts					$5,635,621.48		$831.82
	Total Fees Previously Paid							---
	Total Fee Offsets							---
	Net Fee Due							$831.82

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, or the Securities Act, this Registration Statement also covers an indeterminate number of additional securities which may be offered and issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or similar transactions.

(2)	Represents Ordinary Shares reserved for issuance upon the exercise of options that may be granted under the plan to which this Registration Statement relates.

(3)	The fee is based on the number of Ordinary Shares which may be issued under the Registrant’s Inspira Technologies OXY B.H.N. LTD. (formerly known as: InSense Medical Ltd.) 2019 Equity Incentive Plan this Registration Statement on Form S-8 relates to and is estimated in accordance with Rule 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee based upon the average of the high and low sales price of the Registrant’s Ordinary Shares as reported on the Nasdaq Capital Market on March 13, 2024.